1

FORM 51-102F3
MATERIAL CHANGE REPORT

1.	Name and Address of Corporation:
TransGlobe Energy Corporation ("TransGlobe" or the "Company")
2300, 250 – 5th Street S.W.
Calgary, Alberta T2P 0R4

2.	Date of Material Change:
June 1, 2018

3.	News Release:
A press release was issued on June 1, 2018 by, or on behalf of, TransGlobe and disseminated through newswire services and filed on the System for Electronic Document Analysis and Retrieval ("SEDAR"). A copy of the new release is available on SEDAR at https://www.sedar.com.

4.	Summary of Material Change:
The Company applied to list its common shares on the AIM market of the London Stock Exchange ("AIM").

5.	Full Description of Material Change:
The Company applied to list its common shares on AIM to enhance liquidity for the Company's shareholders and provide direct access to the London markets.
It is expected that admission will become effective and dealings will commence on June 29, 2018.
The Company's Schedule One appendix document can be found at: https://www.trans-globe.com.
The Company did not conduct a placing in connection with the admission.
5.2    Disclosure for Restructuring Transactions:
N/A

6.	Reliance on Subsection 7.1(2) of National Instrument 51-102:
N/A

7.	Omitted Information:
N/A

8.	Executive Officer:
For further information, please contact
Randy Neely
President
Phone: (403) 444-4781

9.	Date of Report:
June 11, 2018